[LOGO] PMA CAPITAL
       A Specialty Risk Management Company

Mellon Bank Center   Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590                                        PRESS RELEASE
================================================================================
For Release:  Immediate

     Contact:  Albert D. Ciavardelli
               (215) 665-5063

                PMA Capital Announces First Quarter 2000 Results
                ------------------------------------------------

                Operating Earnings Per Share Continues to Improve
                -------------------------------------------------

Philadelphia, PA, May 3, 2000 -- PMA Capital (NASDAQ: PMACA) today announced that first quarter 2000 after-tax operating income (net income excluding after-tax net realized investment gains and losses and the cumulative effect of accounting changes) was $7.9 million, or $0.35 per diluted share, compared with $7.9 million, or $0.33 per diluted share, for the first quarter of 1999.

Operating income in the first quarter of 2000 reflected stable underwriting performance and a 4% increase in investment income. On a per share basis, operating income improved 6% as a result of the favorable effect of share repurchase activities in 1999 and 2000.

"We have prepared a sound and reasonable business plan for 2000, which includes sound underwriting and quality service as two of the more important keys to our continued success. In the first quarter of 2000, we continued to build on our record of performance. The improvement in operating earnings per share, an important performance target for PMA Capital, reflected stable underwriting results and the successful execution of our share repurchase program," commented John W. Smithson, President and Chief Executive Officer of PMA Capital.

Net Income
----------
Net income for the first quarter of 2000 was $4.4 million, or $0.19 per diluted share, compared with $5.7 million, or $0.24 per diluted share, for the comparable period of 1999.

Included in net income for the first quarter of 2000 were after-tax net realized investment losses of $3.5 million, compared with gains of $570,000 for the same period last year. Net realized investment losses in 2000 principally resulted from sales of investments in the first quarter in order to capitalize on higher yielding investment opportunities.

Net income for the first quarter of 1999 was impacted by an after-tax  charge of
$2.8  million  for  the   implementation   of  the  new   accounting   rule  for
insurance-related assessments.

PMA Re
------
PMA Re reported pre-tax operating income of $14.0 million for the first quarter of 2000, compared with $12.7 million for the same period last year. The 9.7% increase in pre-tax operating income for the first quarter of 2000 primarily reflects a 9.0% increase in investment income.

Net premiums written were $67.0 million in the first quarter of 2000, compared with $78.3 million for the same period last year. Absent a revision in 1999 to PMA Re's estimation of unreported premiums on in-force contracts, net premiums written for the first quarter of 2000 would have been essentially flat with the first quarter of 1999. Expanded participations and price increases led to growth in premiums for PMA Re's Traditional and Finite Risk and Financial Products units. However, this growth was substantially offset by lower premiums from the Specialty unit reflecting the effects of the highly competitive conditions in the professional liability reinsurance market.

The combined ratio, as computed using generally accepted  accounting  principles
(GAAP), was 101.3% for the first quarter of 2000, compared with 101.7% for the same period last year.

Net investment income was $14.9 million for the first quarter of 2000, compared with $13.6 million for the same period last year. The 9.0% increase for the quarter reflects a higher average invested asset base and higher yields on the invested assets, resulting from a shift in invested assets toward higher yielding securities.

The PMA Insurance Group
-----------------------
The PMA Insurance Group reported pre-tax operating income of $5.6 million for the first quarter of 2000, compared with $5.0 million for the same period last year. The 12.4% improvement primarily reflects improved loss experience, partially offset by lower investment income.

For the first quarter of 2000, direct workers' compensation premiums written by The PMA Insurance Group increased 2.0% to $72.7 million, compared with $71.3 million for 1999. This increase principally reflects the successful execution of focused marketing efforts, including efforts to shift the workers' compensation book to relatively lower hazard classes of business, partially offset by a higher level of retrospective premium adjustments.

Net premiums written were $87.4 million for the first quarter of 2000, compared with $83.0 million for the same period last year. The 5.3% improvement in net premiums written primarily reflects a $3.9 million increase in premiums for PMA One, which is The PMA Insurance Group's integrated disability product.

The GAAP combined ratio, excluding Run-off Operations, was 111.6% for the first quarter of 2000, compared with 114.3% for the comparable period last year.

Net investment income, excluding Run-off Operations, decreased by $860,000, or 7.2%, for the first quarter of 2000, compared with the same period last year, due largely to a lower invested asset base.

The PMA Insurance Group's Run-off operations, which reinsure certain obligations primarily associated with workers' compensation claims for the years 1991 and prior, had pre-tax operating income of $219,000 and $66,000 for the first quarter of 2000 and 1999, respectively.

Caliber One
-----------
Caliber One reported a pre-tax operating loss of $2.3 million for the first quarter of 2000, compared with a loss of $696,000 for the same period last year. The decline in operating results primarily reflects an underwriting loss on professional liability and commercial automobile lines, partially offset by higher investment income.

Caliber One's net premiums written were $9.6 million for the first quarter of 2000, compared with $7.3 million for the first quarter of 1999. Caliber One's GAAP combined ratio for the first quarter of 2000 was 162.6%, compared with 141.5% for the same period last year. The combined ratio for the first quarter of 2000 reflects the effects of an underwriting loss on the professional liability and commercial automobile lines.

Corporate and Other
-------------------
The Corporate and Other segment includes unallocated investment income and expenses, including debt service, as well as the results of certain of the Company's real estate properties. For the first quarters of 2000 and 1999, pre-tax operating losses for this segment were $5.1 million and $4.8 million, respectively.

Financial Position
------------------
Total assets were $3.3 billion as of March 31, 2000, compared with $3.2 billion as of December 31, 1999. Shareholders' equity was $438.6 million as of March 31, 2000, compared with $429.1 million as of December 31, 1999. The increase in shareholders' equity primarily reflects an $11.7 million improvement in after-tax unrealized losses on invested assets primarily resulting from a decrease in interest rates since year-end 1999, which has increased the fair value of fixed maturity investments.

Book value per share, excluding unrealized gains and losses on fixed maturities, was $21.42 as of March 31, 2000, compared with $21.22 as of December 31, 1999 and $20.68 as of March 31, 1999.

Share Repurchase Plan
---------------------
During the first quarter of 2000, PMA Capital repurchased 318,000 shares of its Class A Common Stock at a cost of $6.0 million (average per share price was $18.97).

Since the inception of its share repurchase program in February 1998, PMA Capital has repurchased a total of 2.8 million shares at a total cost of $55.1 million (average per share price was $19.39).

As of May 3, 2000, the remaining share repurchase authorization was $19.9 million.

Quarterly Dividends
-------------------
On May 3, 2000, PMA Capital's Board of Directors declared regular quarterly dividends on its Class A Common Stock of $0.09 per share to shareholders of record on June 14, 2000. The dividends will be paid on July 5, 2000. PMA Capital has paid consecutive quarterly dividends to its shareholders for the past 84 years.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital's subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) managed care workers' compensation, integrated disability and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.



CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this release and oral statements made by individuals authorized to speak on behalf of PMA Capital Corporation (the "Company") that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements are based on currently available financial, competitive and economic data and the Company's current operating plans based on assumptions regarding future events. The Company's actual results could differ materially from those expected by the Company's management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to, changes in general economic conditions, including the performance of financial markets and interest rates; regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the ability of the Company to conduct its business; competitive or regulatory changes that affect the cost of or demand for the Company's products; the Company's ability to meet its marketing objectives; the effect of changes in workers' compensation statutes and their administration; the Company's ability to predict and effectively manage claims related to insurance and reinsurance policies; reliance on key management; adequacy of reserves for claim liabilities; adverse property and casualty loss development for events the Company insured in prior years; adequacy and collectibility of reinsurance purchased by the Company; severity of natural disasters and other catastrophes; the effect of claims related to Year 2000 systems problems ("Y2K Problems") asserted against the Company by insureds in which coverage is found to exist by courts in various jurisdictions, and the costs of any litigation with respect to Y2K Problems regardless of whether coverage is found; and other factors disclosed from time to time in reports filed by the Company with the Securities and Exchange Commission. Investors should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update forward-looking information

                                            PMA Capital Corporation
                                                 Financial Data
                                (Dollars in thousands, except per share amounts)

----------------------------------------------------------------------------------------------------------------
                                                                                  Three months ended March 31,
Income Statement Data:                                                             2000                   1999
----------------------------------------------------------------------------------------------------------------
 Net premiums written:
     PMA Re                                                                $     66,992           $     78,327
     The PMA Insurance Group                                                     87,446                 83,021
     Caliber One                                                                  9,590                  7,322
     Corporate and Other                                                            (94)                  (153)
                                                                         ---------------------------------------
 Consolidated                                                              $    163,934           $    168,517
                                                                         =======================================

 Revenues:
 Net premiums earned:
     PMA Re                                                                $     63,137           $     52,433
     The PMA Insurance Group                                                     57,092                 54,399
     Caliber One                                                                  5,687                  2,643
     Corporate and Other                                                            (94)                  (153)
                                                                         ---------------------------------------
 Consolidated net premiums earned                                               125,822                109,322
 Net investment income                                                           28,193                 27,109
 Realized gains (losses)                                                         (5,461)                   877
 Other revenues                                                                   3,387                  3,138
                                                                         ---------------------------------------
 Consolidated revenues                                                     $    151,941           $    140,446
                                                                         =======================================

 Components of operating income (loss) (1):
     PMA Re                                                                $     13,983           $     12,749
     The PMA Insurance Group                                                      5,602                  4,985
     Caliber One                                                                 (2,273)                  (696)
     Corporate and Other                                                         (5,112)                (4,768)
                                                                         ---------------------------------------
 Pre-tax operating income                                                  $     12,200           $     12,270
                                                                         =======================================
 After-tax operating income                                                $      7,928           $      7,898
                                                                         =======================================
 Net income                                                                $      4,378           $      5,709
                                                                         =======================================

 Weighted average common shares outstanding:
     Basic                                                                   22,265,688             23,317,630
     Diluted                                                                 22,816,287             24,103,452

 After-tax operating income per share:
     Basic                                                                 $       0.36           $       0.34
                                                                         =======================================
     Diluted                                                               $       0.35           $       0.33
                                                                         =======================================
 Net income per share:
     Basic                                                                 $       0.20           $       0.24
                                                                         =======================================
     Diluted                                                               $       0.19           $       0.24
                                                                         =======================================


 Balance Sheet Data:                                      March 31, 2000                      December 31, 1999
---------------------------------------------------       --------------                      -----------------
 Total assets                                               $ 3,283,358                            $ 3,245,087
 Shareholders' equity                                       $   438,624                            $   429,143
 Shareholders' equity per share (including FAS 115)         $     19.83                            $     19.21
 Shareholders' equity per share (excluding FAS 115)         $     21.42                            $     21.22
----------------------------------------------------------------------------------------------------------------

(1) Pre-tax operating income (loss) represents pre-tax income (loss) from continuing operations,  but excluding net realized  investment  gains  (losses).  After-tax  operating  income (loss) is net income (loss)  excluding after-tax net realized investment gains (losses) and the cumulative effect of accounting changes.

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